Exhibit 99.1

Vermillion Set to Join Russell 3000 Index

AUSTIN, Texas — June 9, 2020 — Vermillion, Inc. (Nasdaq: VRML), a bioanalytical-based women’s health company focused on gynecologic disease, today announced that it is set to join the broad-market Russell 3000 Index at the conclusion of the 2020 Russell indexes annual reconstitution, effective after the US stock market opens on June 29, 2020, according to a preliminary list of additions posted on June 5, 2020.

Annual Russell indexes reconstitution captures the 4,000 largest US stocks as of May 8, ranking them by total market capitalization. Membership in the US all-cap Russell 3000 Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000 Index or small-cap Russell 2000 Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

“We are thrilled to join the Russell 3000, which we believe will attract broader interest in Vermillion from institutional investors and investment funds,” said Valerie Palmieri, Chief Executive Officer of Vermillion, Inc.  “We have made tremendous progress this year, both operationally and in year-over-year top line growth, even in the face of the challenges from the COVID-19 pandemic.  We look forward to an easing of restrictions around the globe and a return to a more normal environment.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000 Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About FTSE Russell

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by London Stock Exchange Group.  For more information, visit www.ftserussell.com

About Vermillion Inc.

Vermillion, Inc. is transforming women’s health with the discovery, development, and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women. OVA1®plus combines our FDA-cleared products OVA1® and OVERA® to detect the risk of ovarian malignancy in women with adnexal masses. ASPiRA GenetiXSM testing offers both targeted and comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment, Vermillion has expertise in cutting-edge research to inform our next generation of products. Our focus is on delivering products that allow healthcare providers to stratify risk, facilitate early detection, and optimize treatment plans. Visit our website for more information about our products at www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 including statements regarding the anticipated addition of Vermillion common stock to the Russell 3000 Index and effects thereof. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties inherent in Vermillion’s business, including those described in the section entitled “Risk Factors” in Vermillion’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the section entitled “Risk Factors” in Vermillion’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. The events and circumstances reflected in Vermillion’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-430-7577

Arr@LifeSciAdvisors.com